EXHIBIT 10.67

March 17, 1999



Mr. Steve Berglund

Subject: Revised offer of employment

Dear Steve:

The Board of Directors is pleased to extend to you this offer of employment to serve as Chief Executive Officer and to be appointed as a member of the board for Trimble Navigation Limited. We believe you are uniquely suited to the TNL position in light of your background and experience and the nature of our company's markets and opportunities.

Your base salary compensation would be $33,333 per month, payable on the regular payroll period of the company, commencing on your first day of employment. The board offers a bonus opportunity of up to 50% of your compensation base, pro rata at the end of our 1999 fiscal year, with half of this amount guaranteed for 1999. For the year 2000, you will be eligible for a 50% bonus with criteria as negotiated with the board.

You would be awarded options to purchase 400,000 shares of stock which would vest 20% at the first anniversary and monthly thereafter for five years from the date of grant. The option exercise price would be the fair market value of the stock on your employment start date. We anticipate that your presence may have an impact on the stock price so that it might be wise for your employment start date to occur upon your date of agreement to serve as the CEO, which we would be required to announce immediately.

In the event of a Change of Control of the company (as defined on Exhibit A hereto), you would receive an additional 12 months of vesting of your shares. If the Change of Control occurred during your first 12 months of service, you would receive ratable vesting for the first year plus the year of accelerated vesting.

You are eligible for the Trimble Executive Non-qualified Deferred Compensation Plan. Under this plan, you may defer up to 100% of future salary and up to 100% of any future bonus. Details to be provided under separate cover.


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Trimble will assist you in your relocation to Sunnyvale. This will include:

o Mortgage assistance: Recognizing the exceptional housing market in this area, we are willing to lend you, at your election, up to $400,000, to be secured by a second deed of trust on the real property, at the lending rate at which the company borrows as adjusted from time to time, which loan would be forgiven ratably over a five-year period so long as you continue to be employed. If your employment relationship ends during that period, the remaining obligation would be due on the anniversary of such separation. We will add the yearly interest to your compensation.
o    Six months of interim housing at $3,000/month.
o Cost reimbursement for movement of household goods from your primary home to Sunnyvale, including up to two automobiles if required. Trimble will determine the carrier.
o The reasonable cost of two house-hunting trips (5 days in length per trip) for you and your family, including transportation, lodging, and meals.
o Provision for an automobile for two weeks, or until your shipped auto arrives, up to a maximum of four weeks. Payment of fuel will be your responsibility.
o Reimbursement of reasonable travel, meals, and lodging incurred in travel by the most direct route, for you and your family, by rail, air or personal car to Sunnyvale. Receipts must be provided.
o Storage for your household goods (excluding auto)for a maximum of 90 days, if required. o A relocation allowance of $10,000 to offset miscellaneous expenses related to your relocation.
o 165% of the cost of a real estate commission which you incur on the sale of your present principle residence within one year from your employment start date.

All relocation reimbursements and company paid expenses will be reflected on your W-2 tax form. As some expenses are considered tax deductible, we recommend that you consult with a tax consultant.

Upon an Involuntary Termination or a termination other than for "Cause" (as both terms are defined on Exhibit A) or as a result of your disability, the company would provide you with 12 months severance. The amount of the severance would be equal to your current base salary plus one half of your annual bonus accrued to the date of separation. If separation occurred prior to January 1, 2000, the "annual" bonus amount (accrued ratably from your start date to December 31, 1999) would be treated as fully guaranteed and thus would be equal to 25% of your base salary accrued to the date of separation and would be added to the severance payments ratably over the following 12 months. If separation occurred after December 31, 1999, the bonus amount would be calculated at the end of the fiscal year in which severance occurred and you would be paid an amount equal to one half of the pro-rated bonus amount based on the percentage of that year prior to separation.


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Trimble has an attractive  benefits  package for employees,  including  medical, dental, life, short and long-term disability insurance, and a Savings and Retirement Plan (401k) with a company match, and Employee Stock Purchase Plan. Details of other benefits, such as paid time off and holidays, will be given during your employee orientation.

The board members and I are enthusiastic in making this offer to you and believe that between inherent value of the company and your management skills there is the opportunity to achieve very substantial growth in the value of the shareholder investment.

Sincerely,


/s/ Bradford W. Parkinson
Bradford W. Parkinson
President and CEO

BWP:rb




I accept the above offer of employment and will begin work as an employee of Trimble Navigation Limited on March 17, 1999.


/s/ Steven W. Berglund                     _______________________________
Steve Berglund


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                                    EXHIBIT A

Definition of Terms. The following terms referred to in this Letter shall have the following meanings:

"Cause" means (i) your being convicted of a felony, (ii) a willful act by you which constitutes gross misconduct and which is injurious to the Corporation and which is not cured by you within 30 days after written notice of such breach is given to you by the Board of Directors or (iii) continued and repeated refusals to abide by the reasonable directions of the board of directors.

"Change of Control" means the occurrence of any of the following events: (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all (50% or more) of the assets of the Corporation to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons"), (ii) the merger, consolidation or other business combination of the Corporation with or into another corporation with the effect that the shareholders of the Corporation immediately before the merger, consolidation or other business combination, hold, immediately after any such transaction, 50% or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors of such surviving entity, or (iii) a person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of such corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

"Involuntary Termination" means (i) without your consent, your assignment to any duties or the significant reduction of your duties, either of which is inconsistent with your position or title with the Corporation and responsibilities in effect immediately prior to such assignment, or your removal from such position and responsibility, or a reduction in your title; (ii) a greater than 10% reduction by the Corporation in your base compensation as in effect immediately prior to such reduction; provided, however, that such reduction shall not apply if substantially all executive officers of the Corporation agree to a similar reduction in base compensation; or (iii) any purported termination of you by the Corporation (other than a voluntary termination initiated by you) which is not effected for disability or for Cause.


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